Exhibit 5.1

July 6, 2016

Costamare Inc.

7 Rue du Gabian

MC 98000 Monaco

Re:	Costamare Inc.

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (”Marshall Islands Law”) to Costamare Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the sale by the Company of up to 30,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, issuable pursuant to the Company’s dividend reinvestment plan (the “Plan”).

In so acting, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus (the “Prospectus”) included therein and (ii) originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company. In addition, we have further assumed that the Shares have been reserved by the

Costamare Inc.

July 6, 2016

Company, and at all relevant times will continue to be reserved by the Company, for issuance only under the Plan and will not be issued by the Company for any other purpose.

This opinion is limited to Marshall Islands Law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on the date hereof.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of the Marshall Islands.

B.	The Company has taken all corporate action required to authorize the Shares and when the Shares are issued and delivered against payment therefore as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

COZEN O’CONNOR
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